Exhibit 99.1

For Immediate Release:                        November 9, 2021

Home BancShares, Inc. Announces Transfer of Listing

of Common Stock to the New York Stock Exchange

Conway, AR – Home BancShares, Inc. (NASDAQ GS: HOMB) today announced that it is transferring the listing of its common stock to the New York Stock Exchange (NYSE) from The NASDAQ Global Select Market. Home BancShares’s common stock will begin trading on the NYSE on November 22, 2021 under its current ticker symbol of ‘HOMB’. Home BancShares will continue to trade its common stock on NASDAQ until the close of the market on November 19, 2021.

“Home BancShares is pleased to join the NYSE, the global leader in listings with many of the world’s most well-established companies, to continue to provide long term value for our customers and shareholders,” stated John Allison, Home BancShares Chairman, President and CEO.

“We are excited to welcome Home BancShares, one of the country’s leading regional banks, to the NYSE’s community of icons and disruptors,” said John Tuttle, Vice Chairman and Chief Commercial Officer, NYSE Group.

About Home BancShares

Home BancShares operates as the bank holding company for Centennial Bank that provides commercial and retail banking, and related financial services to businesses, real estate developers and investors, individuals, and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.” The company was founded in 1998 and is headquartered in Conway, Arkansas. Visit www.homebancshares.com or www.my100 bank.com for more information.

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Investor Contact

Donna Townsell

Director of Investor Relations

Home BancShares, Inc.

(501) 328-4625